ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the "Agreement") is made as of January 22, 2024 by and among: (i) NORTHERN LIGHTS FUND TRUST (the "Trust"), a Delaware business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of the funds listed on Schedule A hereto as amended from time to time (the "Funds"; and each a "Fund"); and The Pacific Financial Group, Inc. ("TPFG"), a registered investment adviser under the Investment Advisers Act of 1940, as amended, solely for the purpose of providing administrative and shareholder services to the Funds and their shareholders, as provided below.

WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the 1940 Act; and

WHEREAS, the Trust has engaged Pacific Financial Group, LLC ("PFG" or the "Adviser"), an affiliate of TPFG, to act as investment adviser to the Funds;

WHEREAS, TPFG provides investment management, administrative and other services to individuals and entities who directly or beneficially own shares of a Fund ("Fund Shareholder"), and who are also clients of TPFG ("SH/Client");

WHEREAS, the Trust wishes to retain TPFG to perform certain administrative and shareholder services as hereinafter described on behalf of the Funds, including the obligation to make certain payments on behalf of the Funds, as described in this Agreement; provided, however, that TPFG is authorized at its own expense to contract with other service providers to perform any or all of the administrative and shareholder services hereinafter described; and

WHEREAS, TPFG wishes to provide such services to the Funds and to make such payments, under the conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and TPFG agree as follows:

1.                  Engagement. The Trust, being duly authorized, hereby engages TPFG to perform, or cause to be performed, the services described on Schedule B attached to this Agreement (collectively, "Administrative Services"). TPFG shall perform, or cause to be performed, such Administrative Services upon the terms and conditions hereinafter set forth. In addition, the Trust, being duly authorized, hereby engages TPFG to serve as a paying agent for the Trust and to make, or cause to be made, such payments on behalf of the Trust as are described in this Agreement (collectively, "Payment Services"). TPFG shall perform such Payment Services in accordance with the terms and conditions hereinafter set forth. Any Administrative Services or Payment Services undertaken by TPFG pursuant to this Agreement, as well as any other activities undertaken by TPFG on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

2.                  Trust Administration. TPFG shall give the Trust the benefit of its best judgment, efforts and facilities in rendering the Administrative Services and Payment Services. TPFG shall at all times conform to: (i) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder; (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the 1940 Act as amended from time to time; (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust; and (iv) any other applicable provisions of state and federal law.

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Subject to the direction and control of the Trust, TPFG shall (i) perform, or cause to be performed, the Administrative Services listed on Schedule B attached hereto, and (ii) perform, or cause to be performed, the Payment Services described in this Agreement, all as may be amended from time to time by mutual agreement of the parties.

3.                  Payment Services. TPFG is responsible to make the following payments, on behalf of the Funds (collectively, "Fund Operating Expenses"):

(a)    the fees and certain expenses incurred in connection with the prov1s1on of Fund Administration, Fund Accounting and Fund Transfer Agent Services, as set forth in the Fund Services Agreement between Ultimus Fund Solutions, LLC ("UFS") and the Trust on behalf of the Funds;

(b)    the fees and certain expenses of the Funds' Custodian, Bank of New York Mellon ("BONY"), pursuant to a Custody Agreement by and between BONY and the Trust on behalf of the Funds;

(c)	the fees and certain expenses of Northern Lights Compliance Services, LLC ("NLCS"), pursuant to a Consulting Agreement by and between NLCS and the Trust on behalf of the Funds;

(d)	the fees charged by retirement plan or other custodians that maintain self-directed brokerage accounts or other brokerage accounts for Fund shareholders, other than to the extent that such fees are paid by the Funds, as authorized under the Funds' Rule 12b-1 Plan;

(e)	the charges and expenses of legal counsel and independent accountants for the Funds;

(f)   the fees and expenses of Trustees who are not affiliated persons of PFG, the Funds' Adviser, or Northern Lights Distributors, LLC, the Funds' distributor ("Distributor");

(g)	the fees of the Funds' participation in any trade association of which the Trust may be a member;

(h)	the cost of fidelity and liability insurance;

(i)  the fees and expenses involved in maintaining registration of the Funds and of the Funds' shares with the SEC, maintaining qualification of the Funds' shares under state securities laws, and the preparation and printing of the Funds' registration statements and prospectuses

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for such purposes;

G) expenses of shareholders and Trustees' meetings; and

(k) expenses of preparing, printing and mailing reports, proxy statements and prospectuses to shareholders in the amount necessary for distribution to shareholders.

Under the Administrative Services Agreement, Fund Operating Expenses shall not include

(i) advertising, promotion and other expenses incurred in connection with the sale or distribution of the Funds' shares (including expenses that the Funds are authorized to pay pursuant to Rule 12b-l);

(ii) brokerage fees and commissions; (iii) taxes; (iv) borrowing costs; (iv) fees and expenses of investment companies acquired by a Fund; (v) advisory fees payable to the Funds' Adviser; and (vi) extraordinary or non-recurring expenses, such as litigation and indemnification expenses.

TPFG's role with respect to performing the Payment Services shall be as the paying agent, without responsibility (under the Administrative Services Agreement) for the manner of performance by the Funds' service providers.

4.                  Record Keeping and Other Information. The Funds' service providers, other than TPFG, shall continue to be responsible to create and maintain all necessary records, in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 3l(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by such service providers and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by the applicable service provider for the periods and in the places required by Rule 3la-2 under the 1940 Act.

5.                  Compensation. For the performance of the Administrative Services and the Payment Services by TPFG, as set forth in this Agreement, each Fund shall pay TPFG, on the first business day following the end of each month a fee as set forth on Schedule C hereto, as it may be amended from time to time.

The average value of the daily net assets of each Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, TPFG's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

6.                  Limitation of Liability. TPFG may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither TPFG nor its directors, officers, employees, shareholders, agents, control

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persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with any error of judgment, mistake of law, any act or omission in connection with or arising out of any Administrative Services or Payment Services to be provided by TPFG under this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of TPFG under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of TPFG under this Agreement. Any person, even though also a director, officer, employee, shareholder or agent of TPFG, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with TPFG's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of TPFG, even though paid by it.

7.                  Indemnification of TPFG. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the 1940 Act, the Trust shall indemnify TPFG against all liabilities, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by TPFG in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which TPFG may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, by reason of providing the Administrative Services and Payment Services contemplated by this Agreement, including, but not limited to, liabilities arising due to any misrepresentation or misstatement in the Funds' prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust. In no case shall TPFG be indemnified against any liability to which TPFG would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of TPFG.

8.                 Services for Others. Nothing in this Agreement shall prevent TPFG or any affiliated person of TPFG from providing services for any other person, firm or corporation, including other investment companies; provided, however, that TPFG expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

9.                  Renewal and Termination. This Agreement shall become effective on the date first above written and shall remain in force for a period of one (1) year from such date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or TPFG. This Agreement may be terminated without the payment of any penalty by either party upon sixty (60) days' written notice to the other party. Upon the termination of this Agreement, the Trust shall pay TPFG such compensation as may be payable for the period prior to the effective date of such termination.

10.              The Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or

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any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund). The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Delaware.

11.              Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Northern Lights Fund Trust, solely on behalf of the Funds listed on Schedule A hereto

By: /s/Kevin Wolf

Title: President

The Pacific Financial Group, Inc.

By: /s/Chris Mills

Title: CEO

Each of the following Fund service providers acknowledge and agree to the terms of this Agreement; provided, however, that the Agreement will not limit any rights of such service providers as set forth in any agreement between the service provider and the Trust on behalf of the Funds:

Ultimus Fund Solutions, LLC

By:/s/Gary Tenkman

Title: CEO

Northern Lights Compliance Services, LLC

By: /s/Martin R. Dean

Title: President

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SCHEDULE A FUNDS

PFG PIMCO Active Core Bond Strategy Fund

PFG American Funds® Conservative Income Strategy

PFG American Funds® Growth Strategy Fund

PFG BNY Mellon® Diversifier Strategy Fund

PFG BR Target Allocation Equity Strategy Fund

PFG Fidelity Institutional AM® Core Plus Bond ESG Strategy Fund

PFG Fidelity Institutional AM® Equity Index Strategy

PFG Fidelity Institutional AM® Equity Sector Strategy

PFG Global Equity Index Strategy Fund

PFG Invesco® Equity Factor Rotation Strategy Fund

PFG Janus Henderson® Balanced Strategy Fund

PFG JP Morgan® Tactical Aggressive Strategy Fund

PFG JP Morgan® Tactical Moderate Strategy Fund

PFG Meeder Tactical Strategy Fund

PFG MFS® Aggressive Growth Strategy Fund

PFG US Equity Index Strategy Fund

PFG Growth Strategy Fund

PFG Growth Strategy Fund

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SCHEDULE B

The Administrative Services to be provided by TPFG under this Agreement are as follows:

1.	Assist financial intermediaries with account opening and account maintenance for SH/Clients, including:
a.	Review and process account opening paperwork and trading authorization
b.	Set up accounts internally in SalesForce and with Orion (or other applicable systems)
c.	Provide account opening paperwork to platform custodians and to UFS

11. Provide information regarding the Funds and managed portfolios consisting of the Funds ("Managed Portfolios") to financial intermediaries for the purpose of assisting and educating SH/Clients

u1. Maintain a Client Services Team to assist with SH/Client or financial intermediary inquiries regarding Funds or Managed Portfolios

1v. Provide trading services for the Managed Portfolios, including entering trades for SH/Clients on multiple platforms, maintaining records of trading and holdings of Managed Portfolios, and reconciling trading with the platform custodians

v. Provide customized reports and performance information related to Managed Portfolios to SH/Clients and financial intermediaries, including access to a web portal maintained by TPFG

v1. Maintain records of, and reconcile with platform custodians, Fund distributions and dividends, SH/Client contributions and withdrawals, and rebalancing of Managed Portfolios

v11. Provide financial intermediaries with access to RiskPro or alternative resources for the purposes of the financial intermediary reviewing SH/Client accounts; monitoring SH/Client risk tolerance levels; and aligning SH/Client accounts with risk tolerance vu1. Provide account maintenance services such as changes in account registration, address, or other information; account closings and transfers; and cost basis tax accounting (where appropriate

1x. Attend meetings of the Trustees as requested by the Trustees or the officers of the Trust

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